Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Andrew Miller (“Executive”) and Polycom, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Executive Officer;

WHEREAS, Executive signed an Employment Offer Letter with the Company on June 8, 2009 (the “Offer Letter”);

WHEREAS, Executive served as a Company officer and a member of the Company’s Board of Directors (the “Board”), and resigned as an officer and Board member effective July 19, 2013;

WHEREAS, Executive and the Company entered into an Indemnification Agreement on July 1, 2009 (“Indemnification Agreement”);

WHEREAS, Executive signed a Proprietary Information and Invention Agreement with the Company on June 8, 2009 (the “Proprietary Information Agreement”);

WHEREAS, the Company and Executive have entered into certain stock option agreements granting Executive the option to purchase shares of the Company’s common stock (“Shares”) subject to the terms and conditions of the Company’s equity incentive plan and the applicable stock option agreements;

WHEREAS, the Company and Executive have entered into certain restricted stock unit agreements granting Executive awards of restricted stock units payable in the Company’s common stock subject to the terms and conditions of the Company’s equity incentive plan and the applicable restricted stock unit agreement;

WHEREAS, the Company and Executive have entered into certain performance share agreements granting Executive the option to receive shares of the Company’s common stock upon the achievement of certain targets subject to the terms and conditions of the Company’s equity incentive plan and the applicable performance share agreements;

WHEREAS, Executive’s employment with the Company will permanently terminate effective August 15, 2013 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the other and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration.

a. Transition Services. Executive shall remain employed with the Company through the Separation Date. Beginning on July 19, 2013 and through the Separation Date (the “Transition Period”), Executive agrees to provide reasonable transition services to the Company, or such other services as the Company may request, including, but not limited to, the transitioning of Employee’s responsibilities. During the Transition Period, Executive will not report to work, but shall remain available by email or telephone to perform any transition duties reasonably requested by the Company. During the Transition Period, the Company shall continue to pay Executive his base salary in accordance with the Company’s normal payroll practices. Notwithstanding the Transition Period, Executive understands that the Company intends to terminate the Executive’s email and network access upon the public announcement of his resignation, on or about July 23, 2013, and that he will not have such access thereafter. Executive acknowledges and agrees that to receive the consideration contemplated herein, he must perform his transition duties and responsibilities in a professional manner. While performing such transition services, Executive shall not represent himself as an officer or executive of the Company. Executive agrees to notify Ashley Goldsmith, Executive Vice President for Human Resources, immediately in writing in the event that Executive begins employment with another employer prior to the Separation Date, at which point his employment with the Company will terminate immediately and the Company will cease paying Executive his base salary.

b. Payment. The Company agrees to pay Executive a lump sum cash payment in an amount equal to $500,000, less applicable withholdings, payable on the Company’s first payroll date occurring immediately after the date six (6) months and one (1) day following the Separation Date. The Company shall issue a Form W-2 in connection with said payment.

c. Bonus. The Company agrees that Executive will continue to be eligible for his bonus for the first half of the 2013 year, as determined by the Company and subject to the terms of the applicable bonus plan. The Company shall pay Executive his bonus, less applicable withholdings, at the same time bonuses are paid to similarly situated executives, and at the bonus percentage attained by the Company. The Company shall issue a Form W-2 in connection with said payment.

d. Resignation from Employment. Executive hereby resigns as an employee as of the Separation Date and the Company shall process his termination accordingly. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation from employment.

e. Cooperation Regarding Executive’s Resignation as Officer and from Board of Directors. Effective July 19, 2013, Executive resigned as an officer and director of the Company and, as applicable, any subsidiaries or affiliated entities of the Company. Executive agrees, as deemed necessary by the Company, to execute any forms or other documents required to effect such resignations as a matter of state, federal, or foreign law.

2. Equity Awards. Executive shall have vested through the Separation Date in certain stock options, restricted stock units and performance share awards covering Shares, as set forth in Exhibit A attached hereto (the “Awards”). Executive will have three (3) months following the Separation Date to exercise his Company stock options (grant numbers N0014300 and N0014301), but only to the extent that such options are vested and unexpired on the Separation Date. Notwithstanding the foregoing, in no event may any option be exercised after the original maximum term of the option. Any equity awards that are unvested on the Separation Date will be forfeited permanently on that date and never will become vested. In all other respects, the exercise of Executive’s vested options and Shares shall continue to be governed by the terms and conditions of the applicable award agreement and the Company’s equity plan under which the award was granted.

3. Benefits. Executive’s health insurance benefits shall cease on the last day of August 2013, subject to Executive’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive timely elects and pays for continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, Executive may continue coverage for the applicable time period pursuant to COBRA. Executive shall be entitled to receive an additional taxable payment in an amount equal to the product of 12, multiplied by the amount of the premium for Executive’s first month of COBRA coverage (the “Additional Severance”) payable on the Company’s first payroll date occurring immediately after the date six (6) months and one (1) day following the Separation Date. Such Additional Severance will be subject to all applicable income and employment withholding taxes in accordance with the Company’s normal payroll practices. For the avoidance of doubt, this taxable payment will be paid regardless of whether Executive elects COBRA continuation coverage. Executive’s participation in all other benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date

4. Equipment. Company acknowledges that following the Separation Date, Executive may retain his Company-issued laptop computers (two Lenovo ThinkPad laptops), Apple iPad tablet and his Company Samsung Galaxy 4 (including its phone number, which the Company agrees to immediately release to Executive) (the “Devices”), provided that within two (2) business days of the Effective Date of this Agreement he uses best efforts to permit the Company to ensure the return of any Company information residing on the Devices in a manner satisfactory to the Company and that he will not delete that information without the Company’s permission. Executive understands that the Company intends to image the hard drives of the Devices, wipe or erase their contents, except for Executive’s personal and private information, and then return them to the Executive. The Company will in good faith work with Executive’s counsel to adopt a mutually acceptable protocol to preserve and retain Executive’s personal or private information residing on the Devices. In addition, Executive will cooperate with the Company to remove from the Devices any Company-licensed software the Company deems necessary to remove to comply with its licensing obligations. Executive further agrees that within seven (7) business days following the Separation Date, he will provide to the Company a written verification or certification stating that he has returned to the Company any Company documents or information stored or residing on Executive’s personal computer(s) or any other storage device that may contain such information (other than the above-referenced Company-issued Devices). Executive further agrees that he will not delete or destroy any information that he is obligated to preserve pursuant to any preservation request that he has received, or does receive, if any, from Company counsel or court order brought to his attention.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. (Regarding Executive’s reimbursable expenses, the Company agrees that it will pay all of Executive’s outstanding business expenses in accordance with Company policy and procedures prior to the Separation Date, and the Executive agrees to submit any such reimbursement requests for consideration not later than July 29, 2013.)

6. Press Release. The Company agrees that it will share an advance draft of any press release (or portion thereof) it intends to issue regarding Executive’s resignation from the Company. Notwithstanding, the Company shall be under no obligation to revise or modify any press release it intends to issue in that regard.

7. Executive’s Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991;

the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs (with the exception of Section 18 entitled “Costs”).

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 19, except as required by applicable law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. Notwithstanding any other term in this Agreement, nothing herein shall constitute a release of Executive’s right to indemnification under the Indemnification Agreement or any other applicable agreement, insurance policies, by-laws, or under applicable law, including the California Labor Code.

8. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this

Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

9. California Civil Code Section 1542. Executive acknowledges that he has consulted with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

11. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

12. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Information Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

14. Non-Disparagement and Communications with Company Employees, Customers and Business Partners. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive further agrees that he will refrain from discussing Company confidential business or financial information with third parties, including the Company’s actual and potential customers or business partners. Executive further agrees that he will not discuss the Company’s business with Company employees, customers, or business partners without the written consent of the Company’s Chief Executive Officer or his designee. Notwithstanding the foregoing, nothing in this Section 14 shall prevent (and none of the following shall be deemed a breach of this Section 14) any person from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Proprietary Information Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to each other or to any third party.

17. Nonsolicitation. During Executive’s employment with the Company, Executive came into contact and became familiar with the Company’s employees, and learned about their knowledge, skills, abilities, salaries, commissions, benefits, and other matters with respect to such employees, all of which information is not generally known to the public but has been developed, acquired or compiled by the Company at its great effort and expense. Pursuant to and consistent with the terms of the Polycom Proprietary Information and Invention Agreement, Executive agrees that for a period of one (1) year (i.e., 365 calendar days) following his Separation Date, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit, encourage or in any manner induce any employee of the Company to leave his or her employment with the Company for any reason.

18. Costs. The Company agrees to reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with the preparation of this Agreement and Executive’s resignation from the Company. Said fees and costs shall not exceed $25,000. The Company acknowledges that the payment of Executive’s attorneys’ fees and costs with respect to this Agreement is not intended to waive either the Company’s obligations or Executive’s rights under the Indemnification Agreement.

19. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Section 409A. The parties intend that upon the Separation Date, Executive will have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”). The provisions of this Agreement and all compensation and benefits provided for under this Agreement are intended to comply with Section 409A and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive under Section 409A or any other provision of the Code with respect to any payments or benefits Executive may receive from the Company under this Agreement or under any other agreement or arrangement.

22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Indemnification Agreement, the Proprietary Information Agreement and the award agreements under which the Awards were granted (as set forth on Exhibit A), entered into between Executive and the Company.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

28. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

29. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”). Any notice of revocation must be sent by certified mail to the attention of the General Counsel at the Company’s San Jose, CA headquarters.

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ANDREW MILLER, an individual

Dated: 7/22/2013	/s/ Andrew Miller
Andrew Miller

POLYCOM, INC.

Dated: July 22, 2013	By	/s/ Sayed M. Darwish
Sayed M. Darwish Chief Legal Officer and Executive Vice President, Corporate Development

Approved as to Form:

Dated: 7/22/13	By:	/s/ Tom E. Wilson
Tom E. Wilson Morrison & Foerster LLP Counsel for Andrew Miller

EXHIBIT A

Company Equity Awards Held by Executive as of Separation Date

Stock Option Awards

Grant Number	Grant Date	Per Share Exercise Price	Total Number of Shares Granted	Total Number of Shares Vested Through Separation Date		Number of Unvested Shares Forfeited on Separation Date
N0014300	8/4/2009	$11.795	200,000	200,000	*	0
N0014301	5/29/2012	$11.610	10,000	5,000		5,000

*	170,000 Shares remain exercisable as a result of 30,000 Shares previously exercised under the award.

Restricted Stock Unit Awards

Grant Number	Grant Date	Total Number of Shares Granted	Total Number of Shares That Vested Through 7/19/2013*	Number of Unvested Shares as of 7/19/2013*	Number of Shares Eligible to Vest Between 7/19/2013 and Separation Date**
RS14637	8/1/2012	150,000	0	150,000	50,000	**
RS08635	11/4/2010	35,000	23,332	11,668	0
RS13657	2/22/2012	82,500	27,500	55,000	0
RS10480	2/23/2011	58,000	38,666	19,334	0
RS17278	6/5/2013	318,840	0	318,840	0
RS10762	5/11/2011	7,500	5,000	2,500	0

*	To the extent any Shares subject to the award remain unvested as of the Separation Date, all such Shares automatically will be forfeited permanently and never will become vested.
**	50,000 Shares subject to the award are scheduled to vest on 8/1/2013, subject to Executive’s continued employment with the Company through that date.

Performance Share Awards

Grant Number	Grant Date	Total Number of Target Shares Granted	Total Number of Shares That Vested Through 7/19/2013	Number of Additional Target Shares Eligible to Vest on or Prior to Separation Date*		Next Scheduled Vesting Date on or Prior to Separation Date
PR001450	8/1/2012	150,000	0	50,000	**	*	*
PR001638	2/27/2013	318,840	0	0		None
PR001410	2/22/2012	75,000	0	0		None
PR000946	5/11/2011	7,500	0	0		None
PR000907	2/23/2011	58,000	17,012	0		None
PR000606	11/4/2010	35,000	28,697	0		None

*	The number of Shares, if any, that may vest under the performance share awards set forth above will depend on actual performance with respect to the applicable performance objectives under the award, and only to the extent that the performance period thereunder has been completed on or prior to the Separation Date. The vesting of Shares, if any, under the performance share awards will be subject to all of the terms and conditions of the applicable award agreement. Any Shares subject to an award that fail to vest or for which the performance period or continued employment requirement has not been completed on or prior to the Separation Date automatically will be forfeited permanently and never will become vested.
**	A target of 50,000 Shares, up to a maximum of 75,000 Shares and a minimum of 0 Shares, are eligible to vest upon completion of the award’s first performance period ending 7/31/2013, subject to actual performance and Executive’s continued employment with the Company through the later of August 1, 2013, or the date the independent members of the Company’s Board of Directors certify achievement of the applicable performance criteria (expected to occur on August 7, 2013).